Exhibit 10.1

CONSENT, JOINDER AND AMENDMENT NO. 8

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This CONSENT, JOINDER AND AMENDMENT NO. 8 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Consent and Amendment”) is dated as of October 25, 2019, among P&F INDUSTRIES, INC., a Delaware corporation (“P&F”), FLORIDA PNEUMATIC MANUFACTURING CORPORATION, a Florida corporation (“Florida Pneumatic”), HY-TECH MACHINE, INC., a Delaware corporation (“Hy-Tech” and together with P&F and Florida Pneumatic, collectively, the “Borrowers” and each, a “Borrower”), JIFFY AIR TOOL, INC., a Delaware corporation (“Jiffy”), ATSCO HOLDINGS CORP., a Delaware corporation (“ATSCO”), BONANZA PROPERTIES CORP., a Delaware corporation (“Properties”), CONTINENTAL TOOL GROUP, INC., a Delaware corporation (“Continental”), COUNTRYWIDE HARDWARE, INC., a Delaware corporation (“Countrywide”), EMBASSY INDUSTRIES, INC., a New York corporation (“Embassy”) and EXHAUST TECHNOLOGIES, INC., a Delaware corporation, (“Exhaust”, and together with Jiffy, ATSCO, Properties, Continental, Countrywide, and Embassy, collectively, “Existing Guarantors”), DAVINCI PURCHASE CORP., a Delaware corporation (“DaVinci” or “New Guarantor”, and together with Existing Guarantors, collectively, “Guarantors” and each, a “Guarantor”), the financial institutions party to this Consent and Amendment as lenders (collectively, “Lenders”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as agent for Lenders (“Agent”).

RECITALS:

A.            Borrowers, Guarantors, Lenders and Agent are parties to a Second Amended and Restated Loan and Security Agreement dated as of April 5, 2017 (as amended, restated, supplemented, or otherwise modified from time to time immediately prior to the effectiveness of this Consent and Amendment, the “Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

B.            Borrowers have advised Agent and Lenders of the formation by Hy-Tech of DaVinci as a wholly-owned Subsidiary. Borrowers have requested that Agent and Lenders consent to the purchase by DaVinci of certain assets and the assumption certain liabilities of each of Blaz-Man Gear, Inc., and Gear Products & Manufacturing, Inc., each an Illinois corporation (collectively, the “Sellers”), pursuant to a those certain Asset Purchase Agreements dated or to be dated on or about the date hereof, among DaVinci, a Seller, and the other parties thereto (collectively, the “Asset Purchase Agreements”), for an aggregate cash consideration on the respective closing date of the transactions not to exceed $3,500,000 (the “Specified Acquisitions”), and to amend certain provisions of the Loan Agreement.

C.            Subject to the terms and conditions set forth below, Agent and Lenders party hereto are willing to consent to the consummation of the Specified Acquisitions and amend the Loan Agreement as set forth herein.

In furtherance of the foregoing, the parties agree as follows:

Section 1.             CONSENTS.

(a)            Borrowers desire to have New Guarantor consummate the Specified Acquisitions, which have an aggregate purchase price in excess of the limit prescribed for Permitted Acquisitions under the Loan Agreement, and to use the proceeds of Revolver Loans to pay the purchase price under the Purchase Agreements. Notwithstanding the limitations set forth in the Loan Agreement regarding the aggregate consideration payable in any fiscal year with respect to Permitted Acquisitions, subject to the conditions precedent set forth below and the other terms and conditions and covenants set forth in this Consent and Amendment and in reliance upon the representations and warranties set forth herein, each of the undersigned Lenders hereby consents to New Guarantor’s entry into each Purchase Agreement:

(i)            Each Acquisition complies with each clause in the definition of “Permitted Acquisition”, other than clause (d) thereof;

(ii)           The aggregate cash consideration paid in respect of the purchase price on the date(s) the Specified Acquisitions are consummated does not exceed $3,600,000;

(iii)          Availability (after giving pro forma effect to the Revolver Loans to be advanced to pay the purchase price in connection with the Specified Acquisitions) shall be not less than $2,500,000;

(iv)          Agent shall have received, no later than the day of this Consent and Amendment, copies of the Asset Purchase Agreements and documentation relating thereto or drafts thereof, which shall be reasonably satisfactory to Agent; and

(v)           No later than the date that the Specified Acquisitions are consummated, a Senior Office of Borrower Agent shall deliver to Agent a certificate certifying that all requirements of clauses (a), (b) (c), and (e) of the definition of “Permitted Acquisition” have been satisfied.

(b)           Upon consummation of the Asset Purchase Agreements and satisfaction of the conditions and covenants set forth in this Consent and Amendment, Agent hereby agrees that New Guarantor shall be an Approved Guarantor under the Loan Agreement; provided, however, that (i) none of the Accounts or Inventory purchased or otherwise acquired pursuant to the Specified Acquisitions shall be included in the calculation of the Borrowing Base until Agent has conducted field examinations and appraisals (which field examinations and appraisals shall be at the expense of Borrowers and shall not count towards the limits set forth in Section 10.1.1 of the Loan Agreement) reasonably required by it with results reasonably satisfactory to Agent, and the Person owning such Equipment, Accounts and Inventory, and (ii) in no event shall any “Eligible Inventory” (as defined in either of the Asset Purchase Agreements) be deemed to be “Eligible Inventory” under the Loan Agreement.

(c)           Notwithstanding Section 8.6.1 of the Loan Agreement, Agent and Lenders hereby consent to Inventory and Equipment of New Guarantor being located temporarily at one or more locations of Sellers which will not continue as operating locations of New Guarantor, for a period not to exceed 90 days after the date hereof, after which New Guarantor shall be required to comply with Section 8.6.1.

(d)           Agent and Lenders acknowledge and agree that the aggregate purchase price of the Specified Acquisitions shall not be included in the calculation of the aggregate dollar amount of Acquisitions permitted for the 2019 Fiscal Year as set forth in clause (d) of the definition of “Permitted Acquisition” in Section 1.1 of the Loan Agreement.

Section 2.             JOINDER OF NEW GUARANTOR.

(a)           Addition of New Guarantor as a Guarantor. New Guarantor irrevocably, unconditionally and absolutely assumes all the obligations of a Guarantor under the Loan Agreement (including, without limitation, the Facility Guaranty) and each other Loan Document and agrees that it is and shall be a Guarantor and bound as a Guarantor under the terms of the Loan Agreement and each other Loan Document as if New Guarantor had originally executed such documents as a Guarantor. New Guarantor (a) makes to Agent and Lenders the representations and warranties set forth in the Loan Agreement applicable to a Guarantor and confirms that such representations and warranties are true and correct in all material respects on and as of the date hereof, subject to disclosures set forth in the modifications to Schedules attached hereto as Annex A, (b) covenants with Agent and Lenders that it will observe and perform the terms and provisions of the Loan Agreement and the other Loan Documents to the same extent as if it originally executed such documents as a Guarantor, and (c) confirms that it has received a copy of the Loan Agreement and the other Loan Documents. The parties hereto agree that each reference in the Loan Agreement and the other Loan Documents, including this Consent and Amendment, to “Guarantor,” “Guarantors”, “Obligor”, “Obligors”, or terms of similar import shall be deemed to include New Guarantor.

(b)           Grant of Security Interest. To secure the payment and performance of all Obligations, New Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of New Guarantor, whether now owned or hereafter acquired, and wherever located, including all of the following Property: (a) all Accounts; (b) all Chattel Paper, including electronic chattel paper; (c) all Commercial Tort Claims; (d) all Deposit Accounts; (e) all Documents; (f) all General Intangibles, including Intellectual Property; (g) all Goods, including Inventory, Equipment and fixtures; (h) all Instruments; (i) all Investment Property; (j) all Letter-of-Credit Rights; (k) all Supporting Obligations; (l) all cash, Cash Collateral, Cash Equivalents or monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender; (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing. To further secure the prompt payment and performance of all Obligations, New Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of New Guarantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. New Guarantor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by New Guarantor, without inquiry into the authority or right of Agent to make such request.

(c)           New Guarantor’s Representative. New Guarantor hereby irrevocably appoints Borrower Agent as the agent, attorney-in-fact and legal representative of New Guarantor for all purposes under the Loan Documents, including receiving all notices and communications to Obligors (or any of them) from Agent or any Lender.

(d)           Further Assurances. In furtherance of its obligations under the Loan Agreement, New Guarantor agrees to deliver to Agent and Lenders such documentation as Agent may reasonably require to evidence, protect and perfect the Liens created by the Loan Agreement, as modified hereby. New Guarantor acknowledges the authorizations given to Agent and Lenders under the Loan Agreement, the other Loan Documents, and otherwise.

Section 3.             AMENDMENTS. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Loan Agreement is amended as follows:

(a)           Section 1.1 of the Loan Agreement is hereby amended by inserting the following new definition in appropriate alphanumeric order:

“Payment Conditions: with respect to any Distribution in the form of the redemption or repurchase of Equity Interests of P&F, or Distributions to the holders of the Equity Interests of P&F (each, a “Specified Distribution”), the satisfaction of the following conditions:

(a)          as of the date of any such Specified Distribution and immediately after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing;

(b)          either

(i) Availability (after giving pro forma effect to such Specified Distribution) during the thirty (30) consecutive day period ending on and including the date of such Specified Distribution shall be not less than 25% of the Revolver Commitments, or

(ii) (A) Availability (after giving pro forma effect to such Specified Distribution) during the thirty (30) consecutive day period ending on and including the date of such Specified Distribution shall be not less than 17.5% of the Revolver Commitments, and (B) the Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such Specified Distribution, calculated on a pro forma basis as if such Specified Distribution were made on the last day of such Measurement Period, shall be equal to or greater than 1.10 to 1.00; and

(c)          Agent shall have received a certificate of a Senior Officer certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

(b)           Section 1.1 of the Loan Agreement is hereby further amended by deleting the definitions of “Availability”, “Compliance Certificate”, “Fixed Charge Coverage Ratio”, “LC Conditions” and “Reporting Trigger Event” set forth therein and inserting the following definitions, respectively, in lieu thereof:

“Availability: the Borrowing Base minus the principal balance of all Revolver Loans minus the stated amount of all Letters of Credit.”

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers (i) certify as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth reasonably detailed calculations of the Leverage Ratio and Fixed Charge Coverage Ratio and, to the extent then applicable, certify compliance with the provisions of Section 10.3 and (iii) calculate the applicable Level for the Applicable Margin.”

“Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for P&F and its Subsidiaries for the most recent Measurement Period, of (a) Adjusted EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid (excluding any cash taxes paid in connection with the sale of certain real property in June 2019 previously owned by Florida Pneumatic and located in Jupiter, Palm Beach County, Florida), to (b) Fixed Charges.”

“LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, (i) total LC Obligations does not exceed the Letter of Credit Subline, and (ii) the sum of the outstanding principal balance of Revolving Loans plus the stated amount of all Letters of Credit do not exceed the Borrowing Base; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance (subject to any automatic renewal provisions in the case of “evergreen” letters of credit), in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Lender in its reasonable discretion.”

“Reporting Trigger Period: the period (a) commencing on the day that a Default or Event of Default occurs, or Availability is less than 17.5% of the aggregate amount of the Revolver Commitments at any time; and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Availability has been greater than 17.5% of the aggregate amount of the Revolver Commitments at all times.”

(c)           Section 1.1 of the Loan Agreement is hereby further amended by adding the following to the definition of “Immaterial Subsidiary” immediately prior to the end of the first sentence thereof:

; and provided further that in no event shall any Subsidiary be designated a “Designated Immaterial Subsidiary” by the Borrower Agent at any time an Event of Default exists.

(d)           Section 1.1 of the Loan Agreement is hereby further amended by deleting the definitions of “Additional Availability Reserve” and “Fixed Charge Coverage Ratio Suspension Period”.

(e)           Section 2.1.1 of the Loan Agreement is hereby amended by deleting the third sentence thereof and replacing it with the following:

“In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the sum of the principal balance of Revolver Loans outstanding at such time (including the requested Loan) plus the stated amount of all Letters of Credit would exceed the Borrowing Base.”

(f)            Section 2.1.5 of the Loan Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following:

“If the sum of the outstanding principal balance of Revolver Loans plus the stated amount of all Letters of Credit exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.”

(g)           Section 4.4 of the Loan Agreement is hereby amended by deleting the reference to “Borrowing Base and ,” appearing therein and replacing it with the following:

“Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder (as well as other Reports and information provided by Agent to Lenders),”

(h)           The existing Section 10.2.3 of the Loan Agreement is hereby amended by deleting Section 10.2.3 in its entirety and replacing it with the following:

“10.2.3 [Reserved].”

(i)            The existing Section 10.2.4 of the Loan Agreement is hereby amended by deleting Section 10.2.4 in its entirety and replacing it with the following:

“10.2.4             Distributions; Upstream Payments; Executive Compensation. Declare or make any Distributions or pay executive compensation, except (a) Upstream Payments, (b) Distributions of Equity Interests that do not result in a Change of Control, (c) executive compensation, including incentive compensation, and management and directors’ fees and expenses consistent with past practice and, in the case of incentive compensation, with any incentive plans approved by the Board of Directors of P&F as set forth on Schedule 10.2.4 or as subsequently approved by such Board (or a committee thereof) and such Board’s independent compensation consultant reasonably satisfactory to Agent, (d) Distributions in the form of the redemption or repurchase of the Equity Interests of P&F so long as the Payment Conditions are satisfied, (e) Distributions to the holders of the Equity Interests of P&F so long as the Payment Conditions are satisfied, and (f) the Fidelity Transaction, provided that (x) no Default or Event of Default exists before or after giving effect to the Fidelity Transaction, (y) Availability is not less than $2,500,000 after giving effect to the Fidelity Transaction and (z) the Fixed Charge Coverage Ratio as of the month end immediately preceding the consummation of the Fidelity Transaction (determined for the then ending twelve month period) is not less than 1.00 to 1.00; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.”

(j)            The existing Section 10.2.5 of the Loan Agreement is hereby amended by deleting Section 10.2.5 in its entirety and replacing it with the following:

“10.2.5            Restricted Investments. Make any Investment other than a Permitted Investment; provided that none of the Accounts or Inventory purchased or otherwise acquired pursuant to an Acquisition shall be included in the calculation of the Borrowing Base until Agent has conducted field examinations and appraisals (which field examinations and appraisals shall be at the expense of the Borrowers and shall not count towards the limits set forth in Section 10.1.1) reasonably required by it with results reasonably satisfactory to Agent, and the Person owning such Equipment, Accounts and Inventory shall be a (directly or indirectly) wholly-owned Subsidiary of the Borrowers and have become a Borrower or, at the option of Agent, as a Guarantor.”

(k)           The existing Section 10.2.17 of the Loan Agreement is hereby amended by deleting Section 10.2.17 in its entirety and replacing it with the following:

10.2.17            Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered (including executive compensation and incentive compensation in accordance with Section 10.2.4) and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers or solely among Guarantors; (e) transactions among Borrowers and Guarantors provided that they do not involve in the aggregate the transfer of assets or value to one or more Guarantors having a value in excess of $250,000 at any one time outstanding; (f) transactions that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (g) an agreement between Richard A. Horowitz and the Board of Directors of P&F dated February 14, 2019, regarding, among other things, voting and other limitations, and (h) transactions with Affiliates (other than WMC, except as provided in Section 10.2.20) in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

(l)            The existing Section 10.3.1 of the Loan Agreement is hereby amended by deleting Section 10.3.1 in its entirety and replacing it with the following:

“10.3.1 [Reserved].”

(m)            The existing Section 10.3.2 of the Loan Agreement is hereby amended by deleting Section 10.3.2 in its entirety and replacing it with the following:

“10.3.2            Fixed Charge Coverage Ratio. During any Reporting Trigger Period, maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the end of each Measurement Period.”

(n)            The Schedules to the Loan Agreement are modified as set forth on Annex A attached hereto.

The amendments to the Loan Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Agreement are intended to be affected hereby.

Section 4.             FURTHER AGREEMENTS. In order to induce Agent and Lenders to enter into this Consent and Amendment, Obligors covenant and agree as follows:

(a)            notwithstanding anything to the contrary in the Loan Agreement or in this Consent and Amendment, Borrowers shall deliver a Compliance Certificate to Agent as if a Reporting Trigger Period were in effect;

(b)           to deliver to Agent, no later than two Business Days after the filing thereof, a true, correct, and complete copy of any amendment to the certificate of formation of New Guarantor which changes the legal name of Guarantor, certified by the Secretary of State of New Guarantor’s state of organization;

(c)            to deliver to Agent, no later than five Business Days after the date hereof, all certificates or instruments representing or evidencing the Equity Interests of New Guarantor pledged by Hy-Tech, together with an irrevocable stock power duly executed in blank; and

(d)           to use commercially reasonable efforts to deliver to Agent, no later than 45 days after the date hereof, Lien Waivers with respect to each of the following leased locations of New Guarantor: (i) 9007 S. Thomas Avenue, Bridgeview, Illinois, and (ii) 7415 W. 90th Street, Bridgeview, Illinois, it being acknowledged and agreed that the failure to deliver a Lien Waiver in form and substance satisfactory to Agent will render any Property located at such leased location ineligible for inclusion in the Borrowing Base.

Section 5.             CONDITIONS PRECEDENT. The parties hereto agree that the consent and amendments set forth in Section 1 and Section 3 above, and the joinder of New Guarantor as a Guarantor as set forth in Section 2, shall not be effective until the satisfaction of each of the following conditions precedent:

(a)           Documentation. Agent shall have received (i) a counterpart of this Consent and Amendment, duly executed and delivered by Borrowers, Guarantors and all Lenders then party to the Loan Agreement, and (ii) such other documents and certificates as Agent or its counsel may reasonably request relating to the organization, existence and good standing of Obligors, the authorization of this Consent and Amendment and any other legal matters relating to any Obligor or the transactions contemplated hereby.

(b)           Certificate Regarding New Guarantor. Agent shall have received a certificate of the secretary of New Guarantor, to which is attached, (A) New Guarantor’s certificate of formation certified by the Secretary of State of New Guarantor’s state of organization, as of a recent date, (B) a copy of New Guarantor’s by-laws, (C) a copy of the resolutions in form and substance reasonably satisfactory to Lender, of New Guarantor’s board or directors authorizing entry into this Consent and Amendment, including without limitation, the joinder of New Guarantor as a Guarantor hereunder, and (D) a good standing certificate as of a recent date from the Secretary of State of New Guarantor’s state of organization and each jurisdiction in which New Guarantor is qualified to conduct business.

(c)           Intellectual Property Security Agreements. Agent shall have received a joinder agreement with respect to each of the Patent Trademark Security Agreement and Trademark Security Agreement, each duly executed by New Guarantor and the other Obligors.

(d)           Opinion Letter. A favorable opinion of counsel for New Guarantor covering such matters as Agent may require.

(e)           Fees and Expenses. All fees and expenses of counsel to Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

Section 6.             REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGMENT

(a)           In order to induce Agent and Lenders to enter into this Consent and Amendment, each Borrower represents and warrants to Agent and Lenders as follows:

(i)            The representations and warranties made by such Borrower in Section 9 of the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct on and as of such earlier date.

(ii)            No Default or Event of Default has occurred and is continuing or will exist after giving effect to this Consent and Amendment.

(b)          In order to induce Agent and Lenders to enter into this Consent and Amendment, each Borrower and each Guarantor represents and warrants to Agent and Lenders that (i) this Consent and Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation and (ii) the execution, delivery and performance by each Borrower and each Guarantor of this Consent and Amendment (w) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third party, except for (A) such as have been obtained or made and are in full force and effect or (B) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (x) do not and will not violate any Applicable Law or the Organic Documents of such Borrower or such Guarantor, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (y) do not and will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (z) do not and will not result in the creation or imposition of any Lien on any asset of any Obligor, except Liens created under the Loan Documents.

(c)          Obligors acknowledge that on and as of the close of business on October 23, 2019, (i) the unpaid principal amount of (A) the Revolver Loans totaled $3,077,012.92, and (B) the Capex Loans totaled $0, (ii) the remaining unused portion of the Capex Loan Commitments is $1,600,000, and (iii) the Tranche A Term Loan has been repaid in full.

Section 7.             MISCELLANEOUS.

(a)            Ratification and Confirmation of Loan Documents. Each Borrower and each Guarantor hereby consents, acknowledges and agrees to the amendment set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation, with respect to each Guarantor, the continuation of its payment and performance obligations under the guaranties set forth in Section 15 of the Loan Agreement upon and after the effectiveness of the amendment contemplated hereby and, with respect to each Borrower and each Guarantor, the continuation and extension of the Liens granted under the Loan Agreement and Security Documents to secure the Obligations). Except as expressly set forth herein, this Consent and Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Lenders, or Agent under the Loan Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Obligors under the Loan Documents, in each case, as amended by this Consent and Amendment. This Consent and Amendment shall for all purposes constitute a Loan Document.

(b)            Fees and Expenses. Borrowers shall pay on demand all reasonable costs and expenses of Agent in connection with the preparation, reproduction, execution, and delivery of this Consent and Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent.

(c)            Headings. Section and subsection headings in this Consent and Amendment are included herein for convenience of reference only and shall not constitute a part of this Consent and Amendment for any other purpose or be given any substantive effect.

(d)            Governing Law; Waiver of Jury Trial. This Consent and Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Sections 14.13, 14.14 and 14.15 of the Loan Agreement.

(e)            Counterparts. This Consent and Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Consent and Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f)            Notices. All communications and notices hereunder shall be given as provided in the Loan Agreement as amended hereby.

(g)            Entire Agreement. This Consent and Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Consent and Amendment may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by Agent for such purpose.

(h)            Enforceability; Severability. Should any one or more of the provisions of this Consent and Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto. Any provision of this Consent and Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(i)            Successors and Assigns. This Consent and Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, Agent, each Lender and their respective successors and assigns (subject to Section 13 of the Loan Agreement).

(j)            Guarantor Acknowledgement. Each Guarantor hereby: (i) consents to this Consent and Amendment and to the changes to the Loan Agreement to be effected by this Consent and Amendment; (ii) acknowledges that this Consent and Amendment does not in any way modify, limit, or release any of its obligations under the Loan Agreement; and (iii) acknowledges that its consent to any other modification to any Loan Document will not be required as a result of the consent set forth in this Section 7 having been obtained, except to the extent, if any, required by the specific terms of that Loan Document.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

The following parties have caused this Consent and Amendment No. 8 to Second Amended and Restated Loan and Security Agreement to be executed as of the date first written above.

BORROWERS:

P&F INDUSTRIES, INC.

FLORIDA PNEUMATIC MANUFACTURING

CORPORATION

HY-TECH MACHINE, INC.

By:	/s/ Joseph A. Molino, Jr.

Name: Joseph A. Molino, Jr.

Title: Vice President

EXISTING GUARANTORS:

ATSCO HOLDINGS CORP.

JIFFY AIR TOOL, INC.,

BONANZA PROPERTIES CORP.,

CONTINENTAL TOOL GROUP, INC.

COUNTRYWIDE HARDWARE, INC.

EMBASSY INDUSTRIES, INC.

EXHAUST TECHNOLOGIES, INC.

By:	/s/ Joseph A. Molino, Jr.

Name: Joseph A. Molino, Jr.

Title: Vice President

NEW GUARANTOR:

DAVINCI PURCHASE CORP.

By:	/s/ Joseph A. Molino, Jr.

Name: Joseph A. Molino, Jr.

Title: Vice President

CONSENT, JOINDER AND AMENDMENT NO. 8 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Signature Page

AGENT AND LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Micah Spellman

Name: Micah Spellman

Title: Director

CONSENT, JOINDER AND AMENDMENT NO. 8 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Signature Page